Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-1 of Invuity, Inc. of our report dated March 13, 2015, except for the effects of the reverse stock split, as to which the date is May 27, 2015, and except for the effects of the Company’s reincorporation in Delaware, as to which the date is May 28, 2015, both described in Note 1, relating to the financial statements of Invuity, Inc., which appears in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

San Jose, CA

May 29, 2015